Exhibit 99.1

Investors Title Company Announces Record Fourth Quarter and Fiscal Year 2020 Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--February 15, 2021--Investors Title Company today announced record results for the fourth quarter and year ended December 31, 2020.

For the quarter, net income increased 46.2% to $16.6 million, or $8.77 per diluted share, versus $11.4 million, or $6.00 per diluted share, in the prior year period. For the year, net income increased 25.3% to $39.4 million, or $20.80 per diluted share, versus $31.5 million, or $16.59 per diluted share, in the prior year. The Company set all-time quarterly and annual records for total revenues, net premiums written and net income.

Quarterly results

Revenues for the quarter increased 45.8% to $77.1 million, compared to $52.9 million in the prior year period. Net premiums written increased 48.2% to $62.1 million, as lower average interest rates continued to drive strong levels of refinance activity and home sales. While escrow and title-related fees increased commensurate with the growth in premiums, revenues from non-title services decreased 10.5% mainly due to the impact of low interest rates on our like-kind exchange business. Changes in the estimated fair value of equity security investments resulted in a benefit to revenues of $7.8 million, $3.7 million higher than the prior year period, as equity markets continued to recover from the initial impacts of the COVID-19 pandemic earlier in the year.

Operating expenses increased 45.4%, mainly due to a 55.5% increase in commissions to agents commensurate with the increase in agent premium volume. Claims expense was $830,000 higher than the prior year period. While claims expense for both periods benefited substantially from recognition of favorable loss development, the prior year quarter also benefited from changes to actuarial estimates for the active policy year. Personnel expenses were 36.7% higher than the prior year due primarily to additions to staffing in support of strategic growth initiatives, additional staffing required to support volume increases, and increased levels of incentive compensation.

Income before income taxes increased 46.9% to $21.4 million. Excluding the impact of changes in the estimated fair value of investments in equity securities, income before income taxes (non-GAAP) increased 30.1% to $13.6 million (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).

Annual results

For the year, revenues increased 28.8% to $236.4 million, mainly due to increases in both refinance and home buying activity levels throughout the year, as well as strong increases in real estate values. Changes in the estimated fair value of equity security investments resulted in a benefit to revenues of $4.9 million, which was $5.4 million lower than the prior year period. Operating expenses increased 30.0%, mostly as a result of volume-related increases. Income before income taxes increased 24.7% to $49.7 million. Excluding the impact of changes in the estimated fair value of investments in equity securities, income before income taxes (non-GAAP) increased 51.6% to $44.8 million (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).

Chairman’s commentary

Chairman J. Allen Fine commented, “We are pleased to report another year of strong performance for the Company. For both the quarter and the year, the Company set new records for revenues, premiums, and earnings. Despite headwinds from the pandemic, we experienced strong demand for home purchases and ongoing increases in average real estate values in our operating markets. The decline in interest rates during the year supported housing affordability and drove a sharp increase in the level of refinance activity for the second year in a row.

On the expense side, we continued to experience relatively low levels of claims activity. The rate of residential mortgage foreclosures, typically a driver of claims activity, dropped during the year to its lowest level in a decade largely due to moratorium and forbearance programs enacted in response to COVID-19.

Looking forward to 2021, we are cautiously optimistic that the real estate sector is poised for another strong year. Many experts predict that the economy and employment will continue to recover during 2021, boosted by rollout of the coronavirus vaccine. We believe economic recovery will lend support to housing demand, while favorable interest rates will sustain high levels of refinance activity, although likely reduced from 2020. Regardless of market conditions, however, we will remain focused on enhancing our competitive strengths and capitalizing on targeted opportunities to expand our market presence.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Cautionary Statements Regarding Forward-Looking Statements

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends. Such statements include, among others, any statements regarding the Company’s expected performance for this year, projections regarding U.S. recovery from the COVID-19 pandemic, future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the severity and duration of the COVID-19 pandemic and its effects (and the effects of measures undertaken to combat it) on the economy and the Company’s business; the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulations; changes in the economy; changes resulting from the new administration and Congress; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries Consolidated Statements of Operations For the Three and Twelve Months Ended December 31, 2020 and 2019 (in thousands, except per share amounts) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenues:
Net premiums written	$62,107	$41,900	$205,418	$145,842
Escrow and other title-related fees	2,307	1,858	8,321	7,474
Non-title services	2,217	2,478	8,693	9,922
Interest and dividends	1,051	1,147	4,393	4,752
Other investment income	1,487	1,147	3,723	3,191
Net realized investment gains	6	141	333	1,340
Changes in the estimated fair value of equity security investments	7,771	4,085	4,904	10,303
Other	180	128	623	678
Total Revenues	77,126	52,884	236,408	183,502

Operating Expenses:
Commissions to agents	33,463	21,519	106,807	72,780
Provision (benefit) for claims	752	(78)	5,204	3,532
Personnel expenses	15,297	11,187	51,929	46,058
Office and technology expenses	2,623	2,451	9,951	9,254
Other expenses	3,580	3,234	12,856	12,055
Total Operating Expenses	55,715	38,313	186,747	143,679

Income before Income Taxes	21,411	14,571	49,661	39,823

Provision for Income Taxes	4,776	3,191	10,241	8,365

Net Income	$16,635	$11,380	$39,420	$31,458

Basic Earnings per Common Share	$8.79	$6.03	$20.84	$16.66

Weighted Average Shares Outstanding – Basic	1,892	1,889	1,892	1,888

Diluted Earnings per Common Share	$8.77	$6.00	$20.80	$16.59

Weighted Average Shares Outstanding – Diluted	1,897	1,896	1,896	1,896

Investors Title Company and Subsidiaries Consolidated Balance Sheets As of December 31, 2020 and 2019 (in thousands) (unaudited)

	December 31, 2020	December 31, 2019
Assets

Cash and cash equivalents	$13,723	$25,949

Investments:
Fixed maturity securities, available-for-sale, at fair value	117,713	104,638
Equity securities, at fair value	64,919	61,108
Short-term investments	15,170	13,134
Other investments	15,493	13,982
Total investments	213,295	192,862

Premiums and fees receivable	19,427	12,523
Accrued interest and dividends	1,038	1,033
Prepaid expenses and other receivables	9,418	5,519
Property, net	11,160	9,776
Goodwill and other intangible assets, net	9,771	10,275
Operating lease right-of-use assets	3,533	4,469
Other assets	1,560	1,487
Total Assets	$282,925	$263,893

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$33,584	$31,333
Accounts payable and accrued liabilities	36,020	28,318
Operating lease liabilities	3,669	4,502
Current income taxes payable	638	1,340
Deferred income taxes, net	8,592	7,038
Total liabilities	82,503	72,531

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,892 and 1,889 shares issued and outstanding as of December 31, 2020 and 2019, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	196,096	188,262
Accumulated other comprehensive income	4,326	3,100
Total stockholders’ equity	200,422	191,362
Total Liabilities and Stockholders’ Equity	$282,925	$263,893

Investors Title Company and Subsidiaries Net Premiums Written By Branch and Agency For the Three and Twelve Months Ended December 31, 2020 and 2019 (in thousands) (unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020	%	2019	%	2020	%	2019	%
Branch	$14,840	23.9	$11,527	27.5	$53,204	25.9	$40,638	27.9

Agency	47,267	76.1	30,373	72.5	152,214	74.1	105,204	72.1

Total	$62,107	100.0	$41,900	100.0	$205,418	100.0	$145,842	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Twelve Months Ended December 31, 2020 and 2019
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of changes in the estimated fair value of equity security investments, which are recognized in net income under GAAP. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Revenues
Total revenues (GAAP)	$77,126	$52,884	$236,408	$183,502
Subtract: Changes in the estimated fair value of equity security investments	(7,771)	(4,085)	(4,904)	(10,303)
Adjusted revenues (non-GAAP)	$69,355	$48,799	$231,504	$173,199

Income before Income Taxes
Income before income taxes (GAAP)	$21,411	$14,571	$49,661	$39,823
Subtract: Changes in the estimated fair value of equity security investments	(7,771)	(4,085)	(4,904)	(10,303)
Adjusted income before income taxes (non-GAAP)	$13,640	$10,486	$44,757	$29,520

Contacts

Elizabeth B. Lewter
Telephone: (919) 968-2200